Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Announces Agreement to Sell Its India-based Paper Business

MEMPHIS, Tenn. – May 29, 2019 – International Paper (NYSE: IP) has entered into an agreement with West Coast Paper Mills Limited (NSE: WSTCSTPAPR) to sell its controlling interest in International Paper APPM Limited (NSE:IPAPPM | BSE:502330), an India-based paper business. International Paper currently owns approximately 30 million shares, or 75% of the outstanding shares, of International Paper APPM Limited (APPM).

The transaction is expected to be completed by the end of the year subject to satisfaction of customary closing conditions, including obtaining required governmental approvals and West Coast Paper Mills Limited’s (WCPM) launch of a tender offer. Pursuant to Indian securities law requirements, WCPM will launch a tender offer to acquire up to all of the APPM shares owned by public shareholders, which represents 25% of APPM’s outstanding shares. The closing of IP’s transaction with WCPM will occur following the completion of the tender offer and receipt of antitrust clearance. Depending on the results of that tender offer, WCPM will acquire from IP between 51% and 60% of the outstanding APPM shares at a price per share of 275 Indian Rupees. Once this transaction closes, WCPM will be responsible for the operations of APPM, and International Paper will be a passive investor until such time that IP has sold its remaining shares in APPM.

“As part of our strategic assessment of the IP portfolio, we have decided to exit our position in IP APPM,” said Mark Sutton, Chairman and Chief Executive Officer. “This decision is a reflection of our continued focus on growing our global packaging and cellulose fibers businesses. Our paper business continues to perform well in India and we wish the team there the very best in the future.”

About International Paper

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, India and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ 53,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2018 were $23 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect IP management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to (i) the receipt of regulatory approvals for the transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; (ii) the successful closing of the transaction within the estimated timeframe; (iii) industry conditions; (iv) global economic conditions and political changes; and (v) other factors that can be found in IP’s press releases and Securities and Exchange Commission filings. IP undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Media: Thomas J. Ryan, +1-901-419-4333; Investors: Guillermo Gutierrez, +1-901-419-1731; Michele Vargas, +1-901-419-7287.

In India: Please email Priyadarshani Vadrevou. Priyadarshini.Vadrevou@ipaper.com